EXHIBIT 99.2


News Release



Contacts:    Gene G. Elam                          Michael A. Steeves
             Vice President, Finance and           Director, Investor Relations
             Chief Financial Officer               415-983-8169
             415-981-8150



                      HOMESTAKE OFFERS TO ACQUIRE FOR STOCK
               REMAINING 49.4% PUBLIC INTEREST IN PRIME RESOURCES
               --------------------------------------------------

         SAN FRANCISCO, CA, May 25, 1998 - Homestake Mining Company (NYSE: HM) announced today that it has proposed to the Board of Directors of Prime Resources Group Inc. (TSE, VSE, AMEX: PRU) the acquisition by Homestake of the 49.4% of Prime held by the public and not already owned by Homestake. Under the terms of the offer, Prime shareholders would receive 0.675 Homestake common shares -- or 0.675 Homestake exchangeable shares which will be issued by Homestake Canada Inc. (HCI) -- for each Prime share held by them. The offer represents a 12.5% premium over Prime's closing price on May 22.

         Homestake has proposed that the transaction would be completed as a plan of arrangement under the Company Act (British Columbia) and would be tax deferred to most Canadian shareholders who elect to receive the Homestake exchangeable shares. In addition, the Homestake exchangeable shares will not be foreign property for purposes of Canadian tax law.

         Homestake anticipates that Prime will soon convene a meeting of its Board of Directors to consider Homestake's offer. It is anticipated that Prime will establish a committee of independent directors, assisted by financial and legal advisors, to properly review this acquisition proposal.

         "This is an outstanding opportunity for the minority shareholders of Prime to receive a fair premium for their shares and to participate in the potential upside of our aggressive exploration and acquisition growth program, world class ore bodies and 16 operating mines in the U.S., Australia, Canada and Chile," said Jack E. Thompson, President and Chief Executive Officer of Homestake. "For Homestake, the transaction will simplify our corporate structure, unify our presence in Canada, reduce costs associated with maintaining a separate public company, add to our equity interest in low cost production and reserves, provide certain tax advantages and reinforce our position as one of the world's leading gold mining companies."

         The offer is subject to customary conditions, including the approval of British Columbia Supreme Court and the Prime Board of Directors and the approval by the required percentage of Prime's minority shareholders present and voting at a special shareholder meeting.

         Each Homestake exchangeable share which will be issued by Homestake Canada Inc. will (a) be exchangeable for one share of Homestake's common stock,
(b) entitle its holders to receive dividends economically equivalent to dividends paid on Homestake's common stock and (c) through the operation of trustee arrangements, carry the right to vote at Homestake stockholder meetings. An application will be made to list the Homestake exchangeable shares on The Toronto Stock Exchange.

         Prime Resources is a precious metals company that owns and operates mines in Canada. It owns 100% of the Eskay Creek mine, one of the highest grade gold and silver mines in the world, and 100% of the Snip mine, a small, high-grade gold mine that is expected to cease production in the first quarter of 1999. Both are underground mines located in northwestern British Columbia. In 1997, Prime's Eskay Creek mine produced 121,465 tons of ore containing 244,722 ounces of gold and 11.8 million ounces of silver, or 417,303 ounces of gold equivalent. Total cash costs at Eskay Creek were $157 per equivalent ounce. In 1997, Prime's Snip mine produced 164,856 tons of ore that yielded 115,644 ounces of gold. Total cash costs at Snip were $213 per equivalent ounce.

         Homestake Canada Inc., a wholly owned subsidiary of Homestake Mining Company of California, owns 50.6% of Prime's shares and has been contracted by Prime to provide exploration, managerial and administrative services.

       Homestake Mining Company is an international gold mining company with substantial operations and exploration activities in the United States, Canada and Australia. Homestake owns 50.6% of Prime Resources through Homestake's wholly-owned subsidiary, Homestake Canada Inc. (HCI). Homestake also has active exploration programs in Latin America, and development and/or evaluation projects in Chile and Bulgaria. Homestake began gold mining operations over 120 years ago, and is the oldest listed company on the New York Stock exchange still in its original business. It has received numerous industry environmental and safety awards for its responsible environmental health and safety stewardships.
                                       ***
         Certain statements contained in this press release that are not statements of historical facts are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on beliefs of management, as well as assumptions made by and information currently available to management.

       Forward-looking statements include those preceded by the words "believe," "estimate," "expect," "intend," "will," and similar expressions, and include reserves, estimates of future production, costs per ounce and commencement of operations. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from expected results. Some important factors and assumptions that could cause actual results to differ materially from expected results are discussed below. Those listed are not exclusive.

         Reserve estimates are based on drilling results, past experience with the property, experience of the person making the estimates and many other factors. Reserve estimation is an interpretive process based on available data and actual quality and characteristics of ore deposits can not be known until mining has taken place.

         Estimates of future production for particular properties and for the Company as a whole are derived from annual mine plans that have been developed based on mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ore (such as hardness and metallurgical characteristics), and expected rates and costs of production. Actual production may vary for a variety of reasons, such as the factors described above, ore mined varying from estimates of grade and metallurgical and other characteristics, mining dilution, actions by labor, and government imposed restrictions. Cash cost estimates are based on such things as past experience, reserve and production estimates, anticipated mining conditions, estimated costs of materials, supplies and utilities, and estimated exchange rates.

          Estimates reflect assumptions about factors beyond the Company's control, such as the time government agencies take in processing applications, issuing permits and otherwise completing processes required under applicable laws and regulations. Actual time to completion can vary significantly from estimates.

         Cost savings estimates are based on expected ability to eliminate duplicative expenses, anticipated reduction in administrative facilities and relocation of certain personnel. Actual cost savings may be lower than estimated and realization of savings may be lower than expected.

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